Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Heritage Commerce Corp of our report dated March 16, 2018, related to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sacramento California

March 30, 2018